Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Net 1 U.E.P.S. Technologies, Inc. (the “Company”) of our report on the financial statements of the Company and its subsidiaries dated August 29, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the new accounting standard for stock based compensation, Statement of Financial Accounting Standards No. 123R, Share-based Payment), and our report dated August 29, 2006 on management’s report on the effectiveness of internal control over financial reporting, both appearing in the Annual Report on Form 10-K of Net 1 U.E.P.S. Technologies Inc. for the year ended June 30, 2006. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche
Deloitte & Touche (South Africa)

Chartered Accountants (SA)
Johannesburg, Republic of South Africa
November 8, 2006